Exhibit 21

Subsidiaries of Registrant

The Company has the following subsidiaries, all of which are wholly owned and included in the consolidated financial statements.

State or Country
Name of Subsidiary	of Incorporation

EIS Optics (Korea) LLC	Korea
EIS Optics (Shanghai) Limited	China
EIS Optics Godo Kaisha	Japan
EIS Optics Limited	England
Materion Advanced Chemicals Inc.	Wisconsin
Materion Advanced Materials Technologies and Services (Netherlands) BV	Netherlands
Materion Advanced Materials Technologies and Services (Suzhou) Ltd.	China
Materion Advanced Materials Technologies and Services Corp.	New Mexico
Materion Advanced Materials Technologies and Services Far East PTE Ltd.	Singapore
Materion Advanced Materials Technologies and Services Inc.	New York
Materion Advanced Materials Technologies and Services Japan Inc.	Japan
Materion Advanced Materials Technologies and Services Taiwan Co. Ltd.	Taiwan
Materion Brush (Japan) Ltd.	Japan
Materion Brush (Singapore) PTE Ltd.	Singapore
Materion Brush GmbH	Germany
Materion Brush Inc.	Ohio
Materion Brush International, Inc.	Ohio
Materion Brush Ltd.	England
Materion Ceramics Inc.	Arizona
Materion Czech S.R.O.	Czech Republic
Materion Holdings Limited (Ireland)	Ireland
Materion Large Area Coatings LLC	Connecticut
Materion Natural Resources Inc.	Utah
Materion Precision Optics and Thin Film Coatings Corporation	California
Materion Precision Optics and Thin Film Coatings Inc.	Massachusetts
Materion Services, Inc.	Ohio
Materion Technical Materials, Inc.	Ohio
Materion Technologies Inc.	Arizona